UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Old National Bancorp
One Main Street
Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held at Shanklin Theatre on the Campus of the University of Evansville, 1800 Lincoln Avenue, Evansville, Indiana on Thursday, May 17, 2007, at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	The election of two Directors to Class II of the Company’s Board of Directors, each to serve a term of three years.

(2)	Approval of the amendment to Section 1 of Article VII of the Company’s Amended and Restated Articles of Incorporation to declassify the Board of Directors and to provide for the annual election of directors.

(3)	Approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to delete Article IV in its entirety and to renumber the Articles which follow Article IV.

(4)	Ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

(5)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on March 8, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight
Executive Vice President, Chief Legal Counsel and
Corporate Secretary

March 21, 2007

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy in the envelope provided or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

i

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders
to be held on May 17, 2007, at 9:00 a.m. at
Shanklin Theatre, 1800 Lincoln Avenue, Evansville, IN 47714

General Information about the Annual Meeting and Voting

Why am I receiving these materials?

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of Old National Bancorp (the “Company” or “Old National”) to be held on May 17, 2007 at 9:00 a.m. at Shanklin Theatre on the Campus of the University of Evansville, 1800 Lincoln Avenue, Evansville, Indiana (the “Annual Meeting”). These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”) and are being mailed on or about March 21, 2007.

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m. Central Daylight Time. Seating will be limited.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of March 8, 2007 (the “Record Date”), their authorized representatives and guests of the Company may attend the Annual Meeting. Admission will be by ticket only.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 66,667,389 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than the Company, beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of March 8, 2007, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

As of the Record Date, to the knowledge of the Company, only the Company indirectly beneficially owned more than 5% of the outstanding common stock of the Company. The Company indirectly owned 2,594,600 shares of common stock of the Company, which constituted 3.89% of the outstanding common stock of the Company on that date. These shares are held in various fiduciary capacities through the Company’s wholly-owned trust company.

How do I vote if I am a registered shareholder?

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting.

If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the methods indicated below. Execution of the enclosed proxy card or voting via the Internet will not affect your right to attend the Annual Meeting. If you vote by Internet, please do not mail your proxy card. If you vote by Internet and you submit a proxy card, only the most recently submitted vote will be counted.

•	Vote by Proxy Card: by completing, signing, dating and mailing the enclosed proxy card in the envelope provided; or

•	Vote by Internet: by going to the web address www.oldnational.com and following the simple online instructions for Internet voting.

If your shares are held in “street name,” your broker will provide you with materials and instructions for voting your shares.

Shares of the Company’s common stock for which instructions are received, will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them “for” each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponements thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1)	following the Internet voting instructions, or

(2)	completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on May 17, 2007. You are invited to visit www.oldnational.com at 9:00 a.m. Central Daylight Time on May 17, 2007, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast will also be available on our website through May 16, 2008.

How many votes are needed to have the proposals pass?

Election of Directors.  A plurality of the votes cast at the meeting is required to elect directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

On July 27, 2006, our Board adopted a corporate governance policy regarding director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “majority withheld vote”) will tender his or her resignation as a director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting of Shareholders at which the election occurred. If the Board decides to accept the director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission (“SEC”) on Form 8-K.

Amendments to the Articles of Incorporation.  The approval of the amendment to Article VII of the Company’s Amended and Restated Articles of Incorporation to provide for the annual election of directors requires the affirmative vote of two-thirds of the outstanding shares of the Company. The approval of the amendments to delete Article IV in its entirety and to renumber the Articles which follow Article IV of the Company’s Articles of Incorporation requires the affirmative vote of the majority of the shares voting in person or by proxy at the meeting.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares voting in person or by proxy is required for ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for fiscal year 2007.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, at your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com, we will promptly deliver a separate copy.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

Abstentions or broker non-votes will not be voted “for” or “against” any items or other matters presented at the meeting. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

With respect to the election of directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes but will not affect the outcome of the election.

With respect to the proposal to amend the Articles of Incorporation to declassify the Board, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

With respect to the proposals to amend the Articles of Incorporation to delete Article IV and ratify the selection of the independent registered public accounting firm and any other matters, abstentions and broker non-votes will not affect the outcome of these proposals.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the Proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. The Company retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $7,500 plus reimbursement of certain out-of-pocket expenses. Georgeson, Inc. may solicit proxies by personal interview, telephone, telefax, mail and electronic mail. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone or in person, telefax and electronic mail but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee of the Board and nominated by the Board. The Company has no reason to believe that any of the two nominees will be unable or unwilling to serve if elected to office.

Corporate Governance and
Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance and Nominating Committee operates under a written charter which conforms to the requirements of the SEC and the New York Stock Exchange (“NYSE”).

Role and Functioning of the Board

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plans and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for a non-executive Chairman (currently Larry E. Dunigan), who acts as chair of meetings of the Board; leads executive sessions of the Board; consults and meets with any or all outside directors as required and represents such directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, Committees of the Board, individual directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective directors; leads the Board in the annual evaluation of the CEO’s performance; acts in an advisory capacity to the president and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the non-executive Chairman by the Board from time to time.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Dunigan, as the non-executive Chairman of the Company, serves as the presiding director of the executive session meetings of the non-management Directors of the Board. The Board meets in executive session a minimum of four times each year.

The Board met eight times during 2006. Each Director attended 75% or more of Board meetings and meetings of Committees on which they served in 2006. Directors as a group attended an average of 97% of the Board meetings and meetings of Committees on which they served in 2006.

Corporate Governance and Nominating Committee Scope of Responsibilities

The Corporate Governance and Nominating Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting of Shareholders, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The non-executive Chairman presides at the Annual Meeting of Shareholders. All the Directors attended the Annual Meeting of Shareholders in 2006.

Code of Conduct and Code of Ethics

The Board has adopted the Code of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. In addition, the Audit Committee has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the (i) minimum qualifications for the Directors; (ii) independence standards for the Directors, (iii) responsibilities of the Directors; (iv) majority vote standard for the election of directors; (v) committees of the Board, (vi) access of Directors to the officers and employees of the Company; (vii) Directors’ compensation; (viii) procedures for Director orientation and development; (ix) procedures for an annual review of the CEO and management succession planning; (x) stock ownership guidelines for executives and directors; and (xi) procedures for an annual self-evaluation of the Board.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. As a consequence, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the non-executive Chairman or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Corporate Secretary to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for directors are governed by its By-Laws. Each year the Corporate Governance and Nominating Committee makes a recommendation to the entire Board of nominees for election as directors. The Corporate Governance and Nominating Committee will review suggestions from shareholders regarding nominees for election as directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance and Nominating Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which directors are to be elected. All written suggestions of shareholders must set forth (i) the name and address of the shareholder making the suggestion, (ii) the number and class of shares owned by such shareholder, (iii) the name, address and age of the suggested nominee for election as Director, (iv) the nominee’s principal occupation during the five years preceding the date of suggestion, (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee, and (vi) such other information as the Corporate Governance and Nominating Committee may reasonably request. Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as directors, the Corporate Governance and Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business, professional, governmental, communal scientific or educational endeavor. Directors are expected to have sound judgment, born of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NYSE. The portion of our Corporate Governance Guidelines addressing our Director Independence Standards is attached to this proxy statement as Appendix A.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of director independence. During this review, the Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines that each of our Directors nominated for election at this Annual Meeting, Niel C. Ellerbrook and Kelly N. Stanley, is independent of the Company and its management in that none has a direct or indirect material relationship with the Company.

The independent Directors of the Company are Joseph D. Barnette, Jr., Larry E. Dunigan, David E. Eckerle, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Marjorie Z. Soyugenc, Kelly N. Stanley and Charles D. Storms. The non-independent Directors are President and CEO, Robert G. Jones, and non-management Board member, Alan W. Braun. Mr. Jones is considered an inside Director because of his employment as President and CEO of the Company. Mr. Braun is not considered an independent outside Director as a result of work performed by his company, Industrial Contractors, Inc., on behalf the Company.

In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Director Compensation

All outside Directors of the Company receive an annual retainer of $35,000 for serving on the Board. The outside Directors receive $20,000 of the retainer in cash, while $15,000 of the retainer is paid in Company stock. Directors not otherwise employed by the Company also receive $1,000 for each Committee meeting attended and Audit Committee members receive $1,500 for each Audit Committee meeting attended. The Audit Committee Chairman receives an additional annual retainer of $7,500 and Directors serving as a Committee Chairman on other committees receive an additional annual retainer of $2,500. The non-executive Chairman of the Board receives an additional annual retainer of $25,000, which he returned to the Company on January 8, 2007. Robert G. Jones,

President and CEO of the Company and the only inside Director on the Board, receives no compensation for his directorship. For more information on Director compensation, please refer to pages 36 and 37.

Committees of our Board

The following table lists the membership of the Company’s standing Board Committees in 2006.

		Compensation and	Corporate		Risk and	Community and
		Management	Governance and	Funds	Credit	Social
Director	Audit	Development	Nominating	Management	Policy	Responsibility

Joseph D. Barnette, Jr.		X			X
Alan W. Braun					X	X
Larry E. Dunigan	X	X	Chair
David E. Eckerle				X	Chair	X
Niel C. Ellerbrook		Chair	X
Andrew E. Goebel	Chair			X	X
Robert G. Jones
Phelps L. Lambert	X		X	Chair
Marjorie Z. Soyugenc	X	X				Chair
Kelly N. Stanley			X
Charles D. Storms	X			X		X

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Executive Committee, an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance and Nominating Committee, a Funds Management Committee, a Risk and Credit Policy Committee, and a Community and Social Responsibility Committee.

When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Articles of Incorporation or By-Laws of the Company; approving an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; recommending to the shareholders a dissolution of the Company or a revocation of such dissolution; declaring dividends; or authorizing the issuance or reacquisition of shares. The Executive Committee did not meet in 2006 and currently does not have any members.

The members of the Audit Committee are Andrew E. Goebel (Chairperson), Larry E. Dunigan, Phelps L. Lambert, Marjorie Z. Soyugenc and Charles D. Storms. The Audit Committee held nine meetings during 2006. The functions of the Audit Committee are described under “Report of the Audit Committee” on page 40. The Audit Committee has adopted a written charter which has been approved by the Board.

The members of the Corporate Governance and Nominating Committee are Larry E. Dunigan (Chairperson), Niel C. Ellerbrook, Phelps L. Lambert, and Kelly N. Stanley. The Corporate Governance and Nominating Committee met four times in 2006. The functions of the Corporate Governance and Nominating Committee are described under ‘‘Corporate Governance and Nominating Committee and Other Board Matters” on page 5. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board.

The members of the Compensation and Management Development Committee are Niel C. Ellerbrook (Chairperson), Joseph D. Barnette, Jr., Larry E. Dunigan and Marjorie Z. Soyugenc. The Compensation and Management Development Committee met six times during 2006. The functions of the Compensation and Management Development Committee are described under “Compensation and Management Development Committee Matters — Scope of Responsibilities” on page 18. The Compensation and Management Development Committee has adopted a written charter which has been approved by the Board.

The members of the Risk and Credit Policy Committee are David E. Eckerle (Chairperson), Joseph D. Barnette, Jr., Alan W. Braun and Andrew E. Goebel. On January 31, 2007, Mr. Eckerle announced his retirement from the Board effective May 17, 2007 and that he would not stand for re-election at the Annual Meeting. The Risk and Credit Policy Committee met five times in 2006. The function of the Risk and Credit Policy Committee is to oversee the Company’s policies, procedures and practices relating to credit, operation and compliance risk. The Risk and Credit Policy Committee has adopted a written charter which has been approved by the Board.

The members of the Community and Social Responsibility Committee are Marjorie Z. Soyugenc (Chairperson), Alan W. Braun, David E. Eckerle and Charles D. Storms. The Community and Social Responsibility Committee met

three times in 2006. The Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. During 2005, the Community and Social Responsibility Committee approved the formation of the Old National Bank Foundation through which major charitable gifts from the Company will be funded. The Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The members of the Funds Management Committee are Phelps L. Lambert (Chairman), David E. Eckerle, Andrew E. Goebel and Charles Storms. The Funds Management Committee met six times during 2006. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

In addition to serving on the Corporate Governance and Nominating Committee, Kelly Stanley serves as Chairman of the Old National Trust Company Board of Directors and Chairman of ONB Insurance Group, Inc. Board of Directors. Both companies are subsidiaries of the Company.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation and Management Development Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all of the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Item 1: Election of Directors

The first item to be acted upon at the Annual Meeting of Shareholders is the election of two directors to Class II of the Board, each to hold office for three years (until the 2010 Annual Meeting) and until his successor shall have been duly elected and qualified or his earlier resignation, removal or death. In the event the shareholders approve Item 2 at the Annual Meeting of Shareholders, the two nominees elected at this Annual Meeting will serve until the 2008 Annual Meeting, and thereafter all directors shall be elected annually to hold office until the ensuing Annual Meetings of Shareholders.

In accordance with the Company’s Articles of Incorporation and By-Laws, the Board consists of 12 directors divided into three classes with staggered terms. Each class is to be elected to three year terms with each term expiring in different years. At each Annual Meeting, the directors or nominees constituting one class are elected for a three year term. The current Class II directors’ terms will expire at the Annual Meeting, on May 17, 2007. Any vacancies that occur after the directors are elected may be filled by the Board in accordance with the By-Laws for the remainder of the full term of the vacant directorship.

The Board has nominated for election as Class II directors the following two persons, each of whom are presently serving as Class II directors of the Company: Niel C. Ellerbrook and Kelly N. Stanley. If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the enclosed proxy, when properly signed and returned, will be voted “for” the election as directors of all of the nominees listed in this proxy statement.

The By-Laws of the Company currently provide for the Board to be comprised of 12 Directors. If Mr. Ellerbrook and Mr. Stanley are both elected to the Board, two vacancies on the Board will remain unfilled. The Board currently contemplates taking action to either reduce the size of the Board to 10 persons or to fill the vacancies. The proxies may not be voted for a greater number of persons than are presently nominated as Directors.

Pages 11 through 13 and page 16 contain the following information with respect to each Class II Director, and with respect to incumbent directors in Classes I and III of the Board who are not nominees for re-election at the Annual Meeting: name; principal occupation or business experience for the last five years; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of March 8, 2007; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of March 8, 2007. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Director to be Elected
Class II
Terms Expiring 2010

Niel C. Ellerbrook

	Age: Director Since: Principal Occupation since 2001:	58 2002 Chairman, President and CEO of Vectren Corporation, an energy holding company, 2003 - present. Chairman and CEO of Vectren Corporation from 2001 to 2003.

Kelly N. Stanley

	Age: Director Since: Principal Occupation since 2001:	63 2000 President of BMH Foundation, Inc., a non- profit corporation, from 2003 to present. President and CEO of Ontario Corporation, a diversified technology/manufacturing company, from 2001 to 2003.

Directors Continuing in Office
Class I
Terms Expiring 2009

Joseph D. Barnette, Jr.

	Age: Director Since: Principal Occupation since 2001:	67 2005 President of the Sexton Companies, apartment developers/managers, since 2002. Chairman of Bank One, N.A., a financial services company, from 2001 to 2002.

Larry E. Dunigan

	Age: Director Since: Principal Occupation since 2001:	64 1982 Chief Executive Officer of Holiday Management Company, healthcare services and Internet services.

Phelps L. Lambert

	Age: Director Since: Principal Occupation since 2001:	59 1990 Managing Partner of Lambert and Lambert, investments.

Marjorie Z. Soyugenc

Age: Director Since: Principal Occupation since 2001:	66
1993
Executive Director and CEO, Welborn
Baptist Foundation, Inc., a non-profit
foundation, since 2004. Executive Director
and CEO, WBH Evansville, Inc. and
Welborn Baptist Foundation, Inc., non-profit
foundations, 2001 to 2004.

Directors Continuing in Office
Class III
Terms Expiring 2008

Alan W. Braun

Age: Director Since: Principal Occupation since 2001:	62
1988
Chairman, President and CEO of Industrial
Contractors, Inc., a construction company,
since 2004. Chairman and CEO of
Industrial Contractors, Inc. from 2002 to
2004. President of Industrial Contractors,
Inc. from 2001 to 2002.

Andrew E. Goebel

	Age: Director Since: Principal Occupation since 2001:	59 2000 Financial and management consultant since 2003. President and COO of Vectren Corporation, an energy holding company, from 2001 to 2003.

Robert G. Jones

	Age: Director Since: Principal Occupation since 2001:	50 2004 President and CEO, Old National Bancorp, since 2004. CEO of McDonald Investments, Inc., a subsidiary of KeyCorp, a financial services company, from 2001 to 2004.

Charles D. Storms

	Age: Director Since: Principal Occupation since 2001:	63 1988 Chairman, President and CEO of Red Spot Paint & Varnish Co., Inc., a manufacturer of industrial coatings, since 2001.

Item 2: Declassification of the Board of Directors

The second item to be acted upon at the Annual Meeting is the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation declassifying the Board and allowing for the annual election of directors.

On July 27, 2006, the Board adopted, subject to shareholder approval, an amendment to Section 1 of Article VII of the Company’s Amended and Restated Articles of Incorporation to declassify the Board. If the amendment is approved by the shareholders, it will become effective upon the filing of Amended and Restated Articles of Incorporation for the Company with the Secretary of State of the State of Indiana, which would occur promptly after the 2007 Annual Meeting.

Purposes and Effects of the Amendment

Section 1 of Article VII of the Company’s Amended and Restated Articles of Incorporation currently provides that:

•	the Board be divided into three classes, as nearly equal in number as possible, with the members of each class serving for a term of three years;

•	any or all of the directors elected by the holders of the common stock of the Company may be removed with or without cause, only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of common stock of the Company entitled to vote in the election of directors, or the affirmative vote of not less than two-thirds of the entire Board; and

•	Section 1 of Article VII may not be altered, amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of common stock of the Company, on a proposal adopted and recommended by the vote of not less than two-thirds of the entire Board of the Company.

The primary purpose of the proposed amendment to Section 1 of Article VII is to declassify the Board and to provide for the annual election of all of the directors of the Company. In addition to its primary purpose, the proposed amendment would also have the effect of:

•	eliminating the requirement that directors may only be removed by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of common stock of the Company entitled to vote in the election of directors, or the affirmative vote of not less than two-thirds of the entire Board; and

•	eliminating the requirement that Section 1 of Article VII only be amended upon the affirmative vote of the holders of not less than two-thirds of the outstanding shares of common stock of the Corporation, on a proposal adopted and recommended by the vote of not less than two-thirds of the entire Board of the Company.

The Corporate Governance and Nominating Committee has studied the advantages and disadvantages of maintaining the classified Board structure that was adopted by the Board and Company’s shareholders in 2002, and has reviewed emerging trends on the subject of declassification. The Corporate Governance and Nominating Committee has also considered the effects of eliminating the limitations on the removal of directors and eliminating the two-thirds vote requirement for amendment of Section 1 of Article VII of the Amended and Restated Articles of Incorporation. After weighing all of the considerations, the Corporate Governance and Nominating Committee recommended the amendment to the Board of the Company. The Board agreed with the recommendation of the Corporate Governance and Nominating Committee and concluded that the amendment is advisable and in the best interests of the Company and its shareholders. Accordingly, the Board has unanimously approved the amendment to Section 1 of Article VII of the Amended and Restated Articles of Incorporation of the Company and recommends its approval to the shareholders.

If the Amendment is approved by the Company’s shareholders, (i) the Board will no longer be divided into three classes and all of the directors of the Company will be elected annually commencing with the 2008 Annual Meeting of Shareholders; (ii) any or all of the directors will be subject to removal upon the affirmative vote of a majority of the shareholders, or a majority of the directors in accordance with the Indiana Business Corporation Law; and (iii) Section 1 of Article VII of the Amended and Restated Articles of Incorporation of the Company will be subject to amendment by the affirmative vote of a majority of the shareholders.

As amended, Section 1 of Article VII of the Company’s Amended and Restated Articles of Incorporation will read as follows:

Section 1. Number of Directors; Election; Term of Office.

(a) The number of directors of the Corporation, excluding the directors who may be elected by the holders of any Preferred Stock, shall not be less than seven or more than twenty-five persons, with the exact number of directors to be fixed from time to time by the By-Laws of the Corporation; provided, however, that no decrease in the number of directors shall shorten the term of any existing director.

(b) The directors of the Corporation shall be elected by the holders of the shares of capital stock of the Corporation as set forth in these Amended and Restated Articles of Incorporation in effect from to time at each annual meeting of shareholders, or at a special meeting of shareholders called for the purpose of electing directors. At each annual meeting of shareholders beginning with the 2008 annual meeting of shareholders of the Corporation, the Board shall not be classified and the directors shall be elected to hold office until the next annual meeting of the shareholders and until their respective successors have been duly elected and qualified or such director’s earlier resignation, death or removal.

Item 3. Deletion of Article IV of the Amended and
Restated Articles of Incorporation

The next item to be acted upon at the Annual Meeting of Shareholders is the approval of the amendment of the Amended and Restated Articles of Incorporation deleting Article IV and renumbering the Articles following Article IV.

On January 25, 2007, the Board adopted, subject to shareholder approval, an amendment to the Company’s Amended and Restated Articles of Incorporation to delete Article IV of the Amended and Restated Articles of Incorporation in its entirety. If the amendment is approved by the shareholders, it will become effective upon the filing of Amended and Restated Articles of Incorporation for the Company with the Secretary of State of the State of Indiana, which would occur promptly after the 2007 Annual Meeting.

Purposes and Effects of the Amendment

Article IV of the Company’s Amended and Restated Articles of Incorporation currently provides that:

•	The name and address of the Company’s Registered Agent for service of process is Jeff Knight, 420 Main Street, Evansville, Indiana 47708; and

•	The post office address of the principal office of the Company is 420 Main Street, Evansville, Indiana 47708.

The purpose of the proposed amendment is to delete Article IV in its entirety. Because the Company has filed a statement of change with the Secretary of State of the State of Indiana to update the address of the Registered Agent and registered office to One Main Street, Evansville, Indiana 47708, the Indiana Business Corporation Law does not require that the Amended and Restated Articles of Information provide this information or the address of the principal office. As a result of the deletion of Article IV, the Company will make certain additional non-substantive changes to the Amended and Restated Articles of Incorporation, including renumbering the Articles which follow Article IV.

After reviewing the matter, the Corporate Governance and Nominating Committee has recommended the deletion of Article IV in its entirety to the Board of the Company. The Board agreed with the recommendation of the Corporate Governance and Nominating Committee and concluded that the amendment is advisable and in the best interests of the Company and its shareholders. Accordingly, the Board has unanimously approved the amendment to the Amended and Restated Articles of Incorporation of the Company to delete Article IV in its entirety and recommends its approval to the shareholders.

Common Stock Beneficially Owned by Directors
and Executive Officers

The following table sets forth information concerning beneficial ownership of the shares of common stock of the Company on March 8, 2007, by each Director and Named Executive Officer and by all Directors and Executive Officers as a group.

	Number of Shares		Percent of
Name of Person	Beneficially Owned(1)		Common Stock

Joseph D. Barnette, Jr.	5,507	(2)	*
Alan W. Braun	253,823	(3)	*
Larry E. Dunigan	333,703	(4)	*
David E. Eckerle	100,741	(5)	*
Niel C. Ellerbrook	6,957	(6)	*
Andrew E. Goebel	11,553	(7)	*
Annette W. Hudgions	164,953	(8)	*
Robert G. Jones	210,969	(9)	*
Phelps L. Lambert	242,739	(10)	*
Daryl D. Moore	346,437	(11)	*
Barbara A. Murphy	20,263	(12)	*
Marjorie Z. Soyugenc	284,019	(13)	*
Kelly N. Stanley	45,738	(14)	*
Charles D. Storms	70,042	(15)	*
Christopher A. Wolking	114,030	(16)	*
Directors and Executive Officers as a Group (19 persons)	2,515,826		3.48%

*	Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

(2)	Includes 1,000 shares held by Charlene Ann Barnette, Mr. Barnette’s spouse.

(3)	Includes 65,697 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

(4)	Includes 10,722 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 3,980 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; and 96,746 shares held by Larry E. and Sharon Dunigan.

(5)	Includes 22,316 shares held by Luella Eckerle, Mr. Eckerle’s spouse. Also includes 12,155 shares issued to Mr. Eckerle upon exercise of outstanding stock options.

(6)	Includes 1,000 shares held by Karen Ellerbrook, Mr. Ellerbrook’s spouse.

(7)	Includes 1,175 shares held by Darlene Goebel, Mr. Goebel’s spouse.

(8)	Includes 119,963 shares issued to Ms. Hudgions upon exercise of outstanding stock options immediately exercisable. Also includes 23,000 shares of performance-based restricted stock and 4,734 shares of service-based restricted stock.

(9)	Includes 41,550 shares issued to Mr. Jones upon exercise of outstanding stock options immediately exercisable. Also includes 100,250 shares of performance-based restricted stock and 6,200 shares of service-based restricted stock.

(10)	Includes 11,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse.

(11)	Includes 291,177 shares issued to Mr. Moore upon exercise of outstanding stock options immediately exercisable. Also includes 20,200 shares of performance-based restricted stock and 3,300 shares of service-based restricted stock.

(12)	Includes 3,033 shares issued to Ms. Murphy upon exercise of outstanding stock options immediately exercisable. Also includes 10,400 shares of performance-based restricted stock and 4,600 shares of service-based restricted stock.

(13)	Includes 268,339 shares held by Rahmi Soyugenc, Ms. Soyugenc’s spouse.

(14)	Includes 241 shares held by Donna M. Stanley, Mr. Stanley’s spouse. Also includes 17,082 shares issued to Mr. Stanley upon exercise of outstanding stock options.

(15)	Includes 223 shares held by Elizabeth K. Storms, Mr. Storms’ spouse.

(16)	Includes 77,555 shares issued to Mr. Wolking upon exercise of outstanding stock options immediately exercisable. Also includes 22,600 shares of performance-based restricted stock and 5,467 shares of service-based restricted stock.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience

Robert G. Jones	50	President, Chief Executive Officer, and Director of the Company since September 2004. CEO of McDonald Investments, Inc., a subsidiary of Keycorp, from September 2001 to September 2004, and Executive Vice President of Keycorp from December 1999 to September 2001.
Caroline J. Ellspermann	39	Executive Vice President of the Company since December 2004, CEO of Old National Trust Company since October 2004 and President of Old National Wealth Management since June 2003. Senior Vice President of the Company and Manager of Old National Private Client Group from 2001 to June 2003.
Annette W. Hudgions	49	Chief Administrative Officer of the Company since January 2005. Executive Vice President of the Company since August 2002 and President and CEO of Old National Service Division since April 1997.
Jeffrey L. Knight	47	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.
Daryl D. Moore	49	Executive Vice President and Chief Credit Officer of the Company since January 2001 and Senior Vice President of the Company from 1996 to 2001.
Allen R. Mounts	55	Executive Vice President and Chief Human Resources Officer of the Company since January 2005. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1993 to 2001. Director of Human Resources of the Company from 1993 to January 2005.
Barbara A. Murphy	56	Senior Executive Vice President and Chief Banking Officer of the Company since January 2007. Executive Vice President and Chief Risk Officer of the Company from June 2005 to January 2007. Previously, Executive Vice President at Bank One in Chicago, Illinois and Columbus, Ohio from 1989 to 2004.
Candice J. Rickard	43	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.
Christopher A. Wolking	46	Senior Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Company from January 2005 to January 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1999 to 2001. Treasurer of the Company from 1999 to January 2005.

Compensation and Management
Development Committee Matters

The Board appoints the members of the Compensation and Management Development Committee. The Compensation and Management Development Committee is currently composed of four non-employee directors, each of whom is independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation and Management Development Committee Charter

The Compensation and Management Development Committee operates pursuant to a written charter, which was last amended in early 2007. A copy of the Compensation and Management Development Committee’s charter is available on our web site, www.oldnational.com, under the “Corporate Governance” heading. As required by the charter, in early 2007, the Compensation and Management Development Committee reviewed the charter and conducted an annual performance evaluation, the results of which have been discussed with the Compensation and Management Development Committee members and shared with the Company’s Corporate Governance and Nominating Committee.

Compensation Consultant

The Compensation and Management Development Committee has retained an independent compensation consulting firm, Mercer Human Resource Consulting, to advise it and the Company on executive and Board compensation matters. To the extent that the independent consultant’s work involves Director compensation, that work is shared with the Corporate Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Scope of Responsibilities

The Compensation and Management Development Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the development of key executives. The Compensation and Management Development Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the Chief Executive Officer and other executive officers. The Compensation and Management Development Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s Equity Incentive Plan.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation and Management Development Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation and Management Development Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

Executive Compensation

Compensation Discussion and Analysis

Responsibility for Executive Compensation Program.

The Compensation and Management Development Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy, subject to approval of the full Board. Subject to full Board approval, the Compensation and Management Development Committee determines the compensation for all of our executive officers, including our executive officers whose compensation is listed in the Summary Compensation Table on page 25 (“Named Executive Officers”).

Compensation Philosophy and Objectives.

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation and Management Development Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and longer-term objective performance goals. The Compensation and Management Development Committee also believes stock ownership is important, because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

Role of Executive Officers in Compensation Decisions

The Compensation and Management Development Committee reviews, approves, and recommends to our full Board each element of the compensation for each executive officer, including all Named Executive Officers. Our Chief Executive Officer annually reviews the compensation of each executive officer (other than himself) and makes recommendations to the Compensation and Management Development Committee regarding the compensation of those officers for the following year. The Compensation and Management Development Committee Chairman annually reviews our Chief Executive Officer’s compensation and makes recommendations to the Compensation and Management Development Committee regarding the Chief Executive Officer’s compensation for the following year.

Committee Procedures

The Compensation and Management Development Committee has engaged Mercer Human Resources Consulting, an independent, nationally recognized, compensation consulting firm (“Mercer”), to assist it in evaluating our executive compensation structure and expenses. Mercer has fulfilled this role since 2003. In evaluating the competitiveness of our compensation levels, Mercer gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks. Mercer selects the peer group with input from the Compensation and Management Development Committee. Mercer may change the composition of the peer group from year to year to take account of mergers, acquisitions, and other changes that make a company appropriate or no longer appropriate for inclusion. Under the SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, Mercer uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, Mercer uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information.

For 2006, our publicly-traded peer group consisted of the following 27 companies:

First Horizon National Corporation	Associated Banc-Corp	Colonial BancGroup, Inc.
Mercantile Bankshares Corporation	BOK Financial Corporation	Sky Financial Group, Inc
South Financial Group, Inc.,	Commerce Bancshares, Inc	TCF Financial Corporation
Valley National Bancorp	Fulton Financial Corporation	BancorpSouth, Inc.,
Cullen/Frost Bankers, Inc.	International Bancshares Corporation	FirstMerit Corporation
Whitney Holding Corporation	Trustmark Corporation	UMB Financial Corporation
Citizens Banking Corporation	Susquehanna Bancshares, Inc.	First Midwest Bancorp, Inc.
Irwin Financial Corporation	Republic Bancorp, Inc.	AMCORE Financial, Inc.
1st Source Corporation	First Merchants Corporation	Integra Bank Corporation

Mercer advised the Compensation and Management Development Committee that the median asset size of these companies was $10.3 billion, compared with ONB’s $8.3 billion in assets as of June 30, 2006.

In preparation for its discussions with the Compensation and Management Development Committee and recommendations regarding executive officer compensation, Mercer reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our Chief Executive Officer and Chief Financial Officer. Before the beginning of each fiscal year, Mercer provides the Compensation and Management Development Committee with a detailed written report regarding our executive compensation structure, its competitiveness in terms of the peer group companies, and its alignment of executive pay with our performance. This review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. Mercer meets with the Compensation and Management Development Committee to discuss its report, answer questions, and discuss issues that require further study.

For 2006, Mercer:

•	assessed the competitiveness of our compensation packages for executive officers;

•	analyzed our business performance over one-year and three-year periods; and

•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, Mercer focused on:

•	fully-diluted growth in earnings per share;

•	net income growth;

•	return on average equity;

•	return on average assets;

•	revenue growth;

•	non-performing asset ratio;

•	total shareholder return; and

•	book value per share.

The Compensation and Management Development Committee uses Mercer’s reports, other information provided by Mercer, and Mercer’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and the allocation of total potential compensation components for each executive officer position. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and longer-term equity incentive compensation for each position at near the median for the peer group of comparable companies, if targeted performance is achieved, and at near the 75th percentile of the peer group, if exceptional performance is achieved. The Compensation and Management Development Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group averages.

Setting Executive Compensation for 2006

Components of Compensation.  In establishing the 2006 compensation for our executive officers, the Compensation and Management Development Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;

•	determined a mix of base salary and bonus opportunity, along with an equity position to align our executive officers’ compensation with our performance;

•	assessed our executive officers’ performance; and

•	assessed our financial and business results compared to other companies within the banking industry and our financial performance relative to our past performance and our financial goals.

The principal components of each executive officer’s compensation are:

•	base salary;

•	annual incentive compensation; and

•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group. According to Mercer’s report, for our peer group, the following components of compensation represented the corresponding percentages of total compensation:

Percentage of
Type of Compensation	Total Compensation

Base salary	37%
Cash incentive awards	29%
Performance-based equity awards	26%
Service-based equity awards	8%

The actual mix of these components for an individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk.

The only elements of our executive officers’ compensation that we pay in cash are their base salary and annual incentive compensation. For 2006, we paid the following cash compensation to our Named Executive Officers:

			Annual Incentive	Total Cash
		Base Salary	Compensation	Compensation
Names	Year	($)	($)	($)

Robert G. Jones	2006	600,018	0	600,018
Christopher A. Wolking	2006	250,016	47,300	297,316
Daryl D. Moore	2006	293,259	61,300	354,559
Annette W. Hudgions	2006	250,016	42,300	292,316
Barbara A. Murphy	2006	240,011	40,600	280,611

In addition to the amounts reported above, we paid $142,226 to Mr. Hinton, our former Chief Operating Officer, for services performed before his resignation. We also paid a cash severance benefit to Mr. Hinton, as reported on the Summary Compensation Table.

Base Salary.  Base salary is the component of compensation that is not subject to the achievement of performance or vesting criteria. We establish base salary ranges for each position, based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually, and we adjust them to take into account such factors as market changes, changes in duties, performance, and experience. For 2006, we did not increase the base salary of any Named Executive Officer.

Annual Incentive Compensation.  Our practice is to award cash bonuses based on our achievement of pre-established objective performance goals. The Short Term Incentive Plan, which was approved by shareholders in 2005, is our primary vehicle for awarding bonuses. The Short Term Incentive Plan does not preclude us from making additional bonus payments or special awards to Short Term Incentive Plan participants outside of the Short Term Incentive Plan.

Under the Short Term Incentive Plan, the Compensation and Management Development Committee establishes quantitative performance goals for a year before March 31 of that year. The amount of bonus payments under the Short Term Incentive Plan is based entirely on the achievement of the established performance goals. In practice, the Compensation and Management Development Committee makes recommendations that the Board then approves or adjusts. Performance measures permitted under the Short Term Incentive Plan include:

•	return on assets;

•	return on equity;

•	total shareholder equity;

•	operating income;

•	earnings per share; and

•	total risk-adjusted revenue.

The Compensation and Management Development Committee chose earnings per share (“EPS”) as the performance measure for 2006, because it believed that EPS was the best method of measuring our growth and financial performance. The Compensation and Management Development Committee established the threshold payout level at $1.32 EPS, the target payout level at $1.37 EPS, and maximum payout level at $1.51 EPS. The Compensation and Management Development Committee established these EPS targets in consultation with our Chief Executive Officer.

Based on actual earnings per share of $1.20, no bonuses were earned under the Short Term Incentive Plan for 2006. Despite this fact, the Compensation and Management Development Committee recommended, and our board in January, 2007, approved, the payment of bonuses for 2006 to our executive officers (other than our Chief Executive Officer) in an amount equal to 47% of the bonuses that would have been paid under the Short Term Incentive Plan if the earnings per share target had been achieved. In approving these bonuses, the Compensation and Management Development Committee and our Board considered:

•	the recommendation of our Chief Executive Officer that bonuses be paid to all executive officers other than himself;

•	the difficult operating environment in 2006, including the flat yield curve and rising interest rates;

•	our progress during 2006, under the direction of our executive officers, on a number of key initiatives that the Compensation and Management Development Committee and our Board believe will provide a foundation for stronger future growth, including execution of the agreement during 2006 by which we recently acquired St. Joseph Capital Corporation;

•	the belief that 2006 was a year of improvement in:

•	our relationships with our clients, associates, retail and institutional shareholders, and analysts; and

•	our credit quality and risk profiles;

•	the need to retain our executive officers;

•	the relative amounts of the proposed bonuses compared to the significantly-larger bonuses that would have been earned under the Short Term Incentive Plan had targeted performance been achieved; and

•	that the executive officers had not received an increase in base salary in 2006 or a payout under the Short Term Incentive Plan for 2005.

Long-Term Incentive Compensation.  We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The 1999 Equity Incentive Plan, which was previously approved by shareholders, is our primary vehicle for providing equity compensation. Awards under the 1999 Equity Incentive Plan consist of a combination of:

•	nonqualified stock options;

•	performance-based restricted stock; and

•	service-based restricted stock.

Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool. Our practice is to determine the dollar amount of equity compensation that we want to provide, based on the closing price of our stock on the date of grant. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved, and the 75th percentile for our peer group, if maximum performance is achieved. The Compensation and Management Development Committee typically makes recommendations regarding equity compensation awards at its first meeting each year following the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year are known, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental.

In 2006, the Compensation and Management Development Committee and Board approved equity incentive awards somewhat later than usual, because the Compensation and Management Development Committee performed additional analysis of market and performance factors before recommending awards. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation and Management Development Committee may award equity compensation at other times during the year. The

Compensation and Management Development Committee did not make any special grants of equity incentive compensation in 2006.

In recommending equity compensation awards for an executive, the Compensation and Management Development Committee considers previously granted but non-vested awards, but it does not generally consider equity ownership or previously vested awards. While fully vested equity awards continue to align the interests of our executives with those of our shareholders, they do not provide an effective retention tool since the executive would not lose them if he terminated employment.

On February 24, 2006, we granted nonqualified stock options, performance-based restricted stock, and service-based restricted stock to all executive officers pursuant to our 1999 Equity Incentive Plan. The portions of the total potential equity award represented by each type of award reflected the allocation of such types among our peer group.

Nonqualified Stock Options.  Stock options allow an executive officer to purchase shares of our stock at a future date for the closing price of the stock on the date of grant. In general, an executive officer must remain employed by us until the end of a stated vesting period to exercise a stock option. Special rules apply if the executive terminates employment on account of death, retirement, or disability, or if there is a change in control of the Company. Under most circumstances, the options granted in 2006 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2009.

Performance-Based Restricted Stock.  In general, our executive officers will not earn performance-based restricted stock unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the required service period. The performance period for the 2006 grants is the three-year period ending December 31, 2008. The service period for the 2006 grants ends on February 1, 2009. The financial factors used and the weighting attached to each factor (in parentheses) are:

•	earnings per share growth (50%),

•	revenue growth (25%), and

•	and net charge-off ratio (25%).

For each factor, we have established minimum, target, and maximum performance levels. The minimum weighted performance level under which restrictions will lapse on any performance-based restricted shares is 25% of target, which would result in restrictions lapsing on 25% of the shares awarded. If target is achieved, restrictions will lapse on all of the shares awarded. If maximum performance is achieved, the number of shares awarded will double.

We define earnings per share growth as the compounded annual growth rate in earnings per share from continuous operations from December 31, 2005, through December 31, 2008. We will make adjustments to the baseline in the case of mergers, acquisitions, or divestitures. The threshold earnings per share growth rate is 2%, the target is 6%, and the maximum is 8%.

We define revenue growth as the compounded annual growth rate in pre-tax operating revenue less revenue related to branch sales from December 31, 2005, through December 31, 2008. We will make adjustments to the baseline in the case of mergers, acquisitions, and divestitures. The threshold revenue growth rate is 1%, the target is 3% and the maximum is 6%.

We define net charge off ratio as the three-year average of net charge offs to average loans for 2006, 2007, and 2008. The minimum net charge off ratio is .5%, the target is .3%, and the maximum is .2%.

If an executive officer terminates employment on account of death, or there is a change in control of the Company, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment. We pay cash dividends on performance-based restricted stock, even if the stock remains subject to restrictions.

Service-Based Restricted Stock.  Service-based restricted stock is not contingent on our business performance. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless he or she remains employed during the required service period. If an executive officer terminates employment on account of death, or there is a change in control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment. Like the 2006 stock options, service-based restricted stock granted in 2006 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2009. We pay cash dividends on service-based restricted stock to our executive officers, even if the stock remains subject to restrictions.

Retirement Plans.  Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax 401(k) contributions. Subject to applicable IRS limitations, we match employee contributions dollar for dollar to the extent that they do not exceed 6% of the employee’s compensation. We may also make profit sharing contributions, in our discretion. To receive matching or profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or become disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation and Management Development Committee, including our executive officers. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the Short Term Incentive Plan, in which case the deferral amount will be credited to his or her plan account. We provide matching contribution credits under the plan up to 6% of compensation, reduced by matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2006.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation and Management Development Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond.

All amounts paid under the nonqualified deferred compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive his plan benefits in a lump sum or in annual installments over two to ten years.

Other Compensation.  Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table on page 26. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. No executive received perquisites in excess of $10,000. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, executive physicals, which we require, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs. Likewise, the reimbursement of club dues encourages the active participation of our executive officers in community functions that promote business development.

Stock Ownership Guidelines.  In 2005, the Compensation and Management Development Committee adopted stock ownership guidelines for executive officers. Under those guidelines, executive officers are required to hold shares of our stock with a value of three times their annual base salary (five times base salary for our Chief Executive Officer). Executive officers have five years to achieve this ownership. For purposes of the guidelines, in-the-money options and unearned performance-based stock are taken into account. We were one of the first companies in the peer group to adopt stock ownership guidelines.

Deductibility Cap on Executive Compensation

Under Internal Revenue Code 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. We have never paid compensation for which a deduction was disallowed, and our policy is to avoid any such payments in the future to the extent feasible.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions with management, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Niel C. Ellerbrook, Chairman
Joseph D. Barnette, Jr.
Larry E. Dunigan
Marjorie Z. Soyugenc

2006 Summary Compensation Table

The following table provides information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2006 who were most highly compensated for 2006. The table also provides information regarding the compensation of our former Chief Operating Officer, who resigned effective April 13, 2006.

								Change in
								Pension
							Non-Equity	Value and
							Incentive	Non-Qualified
				Stock	Option		Plan	Deferred	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)		Compensation(4)	Compensation	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)		($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Robert G. Jones	2006	600,018	0	230,920	52,383		0	0	111,481	994,802
President and Chief Executive Officer

Christopher A. Wolking	2006	250,016	47,300	76,090	17,689		0	236(6)	32,781	424,447
Chief Financial Officer								335(7)

Daryl D. Moore	2006	293,259	61,300	47,509	10,385		0	7,584(6)	35,582	459,435
Chief Credit Officer								3,816(7)

Annette W. Hudgions	2006	250,016	42,300	65,505	14,608		0	3,932(6)	33,128	412,205
Chief Administrative Officer								2,716(7)

Barbara Murphy	2006	240,011	40,600	36,384	10,385		0	0	50,772	378,152
Chief Banking Officer

Michael R. Hinton	2006	142,226	0	107,612	590,813	(8)	0	3,390(7)	683,370	1,527,411
Chief Operating Officer

(1)	Bonuses are for 2006 performance, but were not approved or paid until 2007.

(2)	Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock granted under our 1999 Equity Incentive Plan. Award values are based on the closing price for our stock on the grant date. The value taken into account for 2006 is based on the portion of the required service period occurring in 2006. In the case of 2004 performance-based awards, we have assumed that minimum performance requirements will not be met. In the case of 2005 performance-based awards, we have assumed that the restrictions on only 25% of the performance-based shares will ultimately lapse. In the case of 2006 performance-based awards, we have assumed that target performance will be achieved but not exceeded. For the number of shares of service-based and performance-based restricted stock awarded in 2006, see the Grants of Plan-Based Awards Table.

(3)	The amount reflected in Column (f) is the compensation cost that we recognized in 2006 under Statement of Financial Accounting Standard No. 123-R (Share-Based Payment). The awards included in this Column consist entirely of non-qualified stock options granted in 2006. We determined the fair value of each grant as of the date of grant using the Black-Scholes option pricing method with the following assumptions:

Dividend Yield: 3.6%
Expected Volatility: 19.54%
Annual Risk-Free Interest Rate: 4.68%
Expected Option Life: 6.0 years

(4)	We did not pay awards under our Short Term Incentive Plan for 2006, because we did not achieve the minimum earnings per share target.

(5)	The amounts specified in Column (i) include the following:

					Company
	Perquisites &		Payments/		Contributions	Cash
	Other	Relocation	Accruals on		to Defined	Dividends on	Life
	Personal	Expense	Termination		Contribution	Restricted	Insurance
Name	Benefits	Reimbursement	Plans		Plans	Stock	Premiums(a)
	($)	($)	($)		($)	($)	($)

Robert G. Jones	7,938	0	0		36,001	66,486	1,056
Christopher A. Wolking	1,160	0	0		15,001	15,960	660
Daryl D. Moore	2,260	0	0		17,596	14,952	774
Annette W. Hudgions	1,087	0	0		15,001	16,380	660
Barbara A. Murphy	0	31,115	0		14,401	4,620	636
Michael R. Hinton	2,400	0	654,458	(b)	0	26,166	346

(a)	The listed executive officers receive group life coverage equal to two times base salary, whereas other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

(b)	This reflects the cash payment made to Mr. Hinton pursuant to the severance agreement entered into in connection with the termination of his employment.

(6)	This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans.

(7)	This amount is the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(8)	This includes the incremental value of options due to the extension of their exercise period in connection with the termination of Mr. Hinton’s employment.

Grants of Plan-Based Awards During 2006

								All Other	All Other
								Stock	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	or Base
		Under Non-Equity			Under Equity			Number of	Securities	Price of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Underlying	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Robert G. Jones	2/24/2006	56,252	450,014	900,027
	2/24/2006				4,650	18,600	37,200
	2/24/2006							9,300
	2/24/2006								45,900	21.65

Christopher A. Wolking	2/24/2006	14,063	112,507	225,.014
	2/24/2006				1,575	6,300	12,600
	2/24/2006							3,100
	2/24/2006								15,500	21.65

Daryl D. Moore	2/24/2006	14,663	117,304	234,607
	2/24/2006				925	3,700	7,400
	2/24/2006							1,800
	2/24/2006								9,100	21.65

Annette W. Hudgions	2/24/2006	12,501	100,006	200,013
	2/24/2006				1,300	5,200	10,400
	2/24/2006							2,600
	2/24/2006								12,800	21.65

Barbara A. Murphy	2/24/2006	12,001	96,004	192,009
	2/24/2006				925	3,700	7,400
	2/24/2006							1,800
	2/24/2006								9,100	21.65

Michael R. Hinton	2/24/2006
	2/24/2006				1,925	7,700	15,400
	2/24/2006							3,900
	2/24/2006								19,100	21.65

(1)	All non-equity incentive plan awards are made pursuant to our Short Term Incentive Plan. Because we did not meet the 2006 minimum earnings per share required for payments under the Short Term Incentive Plan, we did not pay these amounts. The minimum earnings per share was $1.33 for the Chief Executive Officer and $1.32 for all other named executive officers.

(2)	The shares in Columns (f), (g), and (h) are performance-based restricted shares granted under our 1999 Equity Incentive Plan.

(3)	The shares in Column (i) are service-based restricted shares granted under our 1999 Equity Incentive Plan.

(4)	All options are non-qualified options granted under the 1999 Equity Incentive Plan, with an exercise price equal to the closing price for the underlying shares on the grant date.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan			Number of	Market Value	Number of	Market or
			Awards:			Shares or	of Shares	Unearned	Payout Value
	Number of	Number of	Number of			Units of	or Units	Shares,	of Unearned
	Securities	Securities	Securities			Stock	of Stock	Units or	Shares, Units or
	Underlying	Underlying	Underlying	Option		That	That	Other Rights	Other Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That Have	That Have
	Options(#)	Options(#)	Unearned	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)	(i)	(j)

Robert G. Jones	26,250			23.99	09/07/2014	9,300	$175,956	6,563(3)	124,172
		45,900		21.65	02/24/2016			6,250(4)	118,250
								4,650(5)	87,978

Christopher A. Wolking	17,504			21.70	06/27/2011	3,100	$58,652	525(3)	9,933
	5,425			21.70	06/27/2011			1,875(4)	35,475
	19,796			20.59	01/22/2012			1.575(5)	29,799
	27,563			20.68	01/31/2013
	2,100			20.43	02/02/2014
		15,500		21.65	02/24/2016

Daryl D. Moore	86,058			21.70	06/27/2011	1,800	$34,056	1,575(3)	29,799
	15,914			21.70	06/27/2011			1,500(4)	28,380
	96,083			20.59	01/22/2012			925(5)	17,501
	83,790			20.68	01/31/2013
	6,300			20.43	02/02/2014
		9,100		21.65	02/24/2016

Annette W. Hudgions	32,089			21.70	06/27/2011	2,600	$49,192	1,050(3)	19,866
	35,307			20.59	01/22/2012			1,875(4)	35,475
	44,100			20.68	01/31/2013			1,300(5)	24,596
	4,200			20.43	02/02/2014
		12,800		21.65	02/24/2016

Barbara A. Murphy		9,100		21.65	02/24/2016	1,800	$34,056	925(5)	17,501

Michael R. Hinton	86,058			21.70	06/27/2011	3,900	$73,788	3,938(3)	74,507
	15,914			21.70	06/27/2011			3,125(4)	59,125
	96,083			20.59	01/22/2012
	143,325			20.68	01/31/2013
	15,750			20.43	02/02/2014

(1)	All options disclosed Column (c) are nonqualified options granted in 2006 that will become vested in three substantially equal installments on February 9 of 2007, 2008, and 2009.

(2)	All shares disclosed in Column (g) represent service-based restricted shares that will become vested in three substantially equal installments on February 9 of 2007, 2008, and 2009.

(3)	This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on March 31, 2007.

(4)	This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on March 31, 2008.

(5)	This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 16, 2009.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert G. Jones	0	0	0	0
Christopher A. Wolking	0	0	0	0
Daryl D. Moore	0	0	0	0
Annette W. Hudgions	0	0	0	0
Barbara A. Murphy	0	0	0	0
Michael R. Hinton	0	0	3,900	76,713

Pension Benefits in 2006

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)

Robert G. Jones	Retirement Plan	0	0	0
	Supplemental Plan	0	0	0

Christopher A. Wolking	Retirement Plan	3	22,590	0
	Supplemental Plan	3	0	0

Daryl D. Moore	Retirement Plan	26	306,689	0
	Supplemental Plan	26	137,365	0

Annette W. Hudgions	Retirement Plan	15	200,648	0
	Supplemental Plan	15	27,057	0

Barbara A. Murphy	Retirement Plan	0	0	0
	Supplemental Plan	0	0	0

Michael R. Hinton	Retirement Plan	0	0	0
	Supplemental Plan	0	0	609,984

(1)	Benefits under both the Retirement Plan and the Supplemental Plan were frozen, effective December 31, 2005. The Retirement Plan is a tax-qualified defined benefit plan, and the Supplemental Plan is a defined benefit non-qualified deferred compensation plan established to make up for benefit reductions under Retirement Plan on account of Internal Revenue Code benefit limitations.

(2)	The calculation of present value of accumulated benefit assumes a discount rate of 5.75% until age 65. It further assumes that the executive officer will receive the present value of his or her retirement benefit at age 65 in the form of a lump sum payment, calculated using GAR 1994 mortality table, blended 50% male, and 50% female and an assumed discount rate of 5.50%.

2006 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate			Aggregate
	Contributions	Contributions	Earnings		Aggregate	Balance at
	in Last	in Last	in Last		Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year		Distributions	Year End
Name	($)	($)	($)		($)	($)
(a)	(b)	(c)	(d)		(e)	(f)

Robert G. Jones	24,000	0	−682		0	23,318
Christopher A. Wolking	5,000	2,512	2,925	(1)	0	50,016
Daryl D. Moore	8,798	5,183	33,319	(2)	0	539,268
Annette W. Hudgions	25,002	2,864	23,716	(3)	0	393,363
Barbara A. Murphy	0	0	0		0	0
Michael R. Hinton	4,267	10,753	29,605	(4)	0	477,339

(1)	The amount reported consists entirely of 2006 earnings under the Executive Deferred Compensation Plan. Of this amount, $335 is also reported in Column (h) of the Summary Compensation Table as earnings credits in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(2)	The amount reported consists entirely of 2006 earnings under the Executive Deferred Compensation Plan. Of this amount, $3,816 is also reported in Column (h) of the Summary Compensation Table as earnings credits in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3)	The amount reported consists entirely of 2006 earnings under the Executive Deferred Compensation Plan. Of this amount, $2,716 is also reported in Column (h) of the Summary Compensation Table as earnings credits in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(4)	The amount reported consists entirely of 2006 earnings under the Executive Deferred Compensation Plan. Of this amount, $3,390 is also reported in Column (h) of the Summary Compensation Table as earnings credits in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

Potential Payments on Termination or Change in Control

Severance Agreements.  We have entered into a severance agreement with each Named Executive Officer. Pursuant to those agreements, we are generally obligated to pay certain benefits to the executive officer, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The severance agreements automatically terminate upon a change in control (as defined in the change in control agreement between us and the executive officer). Thus, an executive officer cannot become entitled to benefits under both a severance agreement and a change in control agreement. An executive officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive its benefits.

For purposes of the agreements, “cause” includes (i) the executive officer’s willful misconduct or gross negligence materially injurious to us, (ii) the requirement by a federal or state regulatory agency that the executive officer be terminated, or (iii) the executive officer’s conviction for a criminal offense involving dishonesty or breach of trust. In addition, an executive officer is not entitled to severance benefits, if his or her employment terminates on account of death or disability.

We are generally required to pay benefits under a severance agreement, if the executive voluntarily terminates his or her employment within 90 days after we have taken specified actions. These actions include (i) assigning the executive officer duties inconsistent with his or her duties and responsibilities at the time he or she entered into the severance agreement, unless the executive consents in writing, (ii) a reduction in the executive officer’s compensation or benefits as of the date he or she entered into the severance agreement, or (iii) a requirement that the executive be based in a location that is more than 50 miles from his or her personal residence. To receive benefits upon his or her voluntary termination of employment following one of these events, the executive officer must sign a release acceptable to us.

The benefits payable under the severance agreements include a lump sum payment equal to the executive officer’s weekly pay rate multiplied by the greater of (i) 52 or (ii) two times his or her years of service. The severance agreement for our Chief Executive Officer provides for a severance payment of 104 weeks, however. For purposes of this payment, the executive officer’s weekly pay rate is the sum of (i) his or her annual base salary then in effect plus (ii) his or her targeted cash incentive compensation for the year (assuming achievement of performance targets), divided by 52. Each of the severance agreements contains non-solicitation and non-compete provisions, which remain in effect for one year after termination of employment (two years after termination of employment for our Chief Executive Officer).

Our Chief Operating Officer, Michael Hinton, resigned effective April 13, 2006. Pursuant to that resignation, we entered into a new Severance Agreement with Mr. Hinton, dated May 24, 2006, pursuant to which we made a lump sum payment, accelerated the vesting of certain restricted stock, and extended the exercise period for certain options. The lump sum payment to Mr. Hinton was in the amount of $654,458, which represented $629,458 in normal severance payments plus $25,000 to cover future COBRA premiums. Under the agreement, we accelerated the vesting on 3,900 shares of our service-based accelerated stock previously granted to Mr. Hinton effective June 1, 2006. Based on the closing price of $19.67 on June 1, 2006, that stock had a value of $76,713. Finally, the exercise period for Mr. Hinton’s outstanding exercisable options was extended until the end of the original option term. In the absence of this extension, Mr. Hinton would have had to exercise the options within 30 days after his termination of employment. The Company also agreed to enter into an agreement with Mr. Hinton to indemnify him for certain tax obligations that may occur as a result of the extension of his stock options. The Company does not believe it has any liability under the indemnification agreement.

Change in Control Agreements.  We have entered into a change in control agreement with each Named Executive Officer. Under those agreements, we are required to pay a severance payment, if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “cause” or the executive’s disability or death. For purposes of the agreements, “cause” includes (i) the executive officer’s willful misconduct or gross negligence materially injurious to us, (ii) the requirement by a federal or state regulatory agency that the executive officer be terminated, (iii) the executive officer’s conviction for a criminal offense involving dishonesty or breach of trust, or (iv) a continued material breach of our Code of Ethics after we have provided written notice of the breach.

In addition, we are obligated to make the severance payment, if the executive officer resigns within two years after a change in control after we have taken certain actions detrimental to the executive. These actions include (i) assigning the executive officer duties inconsistent with his or her duties and responsibilities immediately before the change in control, unless the executive consents in writing, (ii) a reduction in the executive officer’s compensation or benefits in effect immediately before the change in control, or (iii) a requirement that the executive be based in a location that is more than 50 miles from the location at which the executive officer was based immediately before the change in control.

The severance payment required under the change in control agreements is a lump sum payment equal to 2.999 times the “base amount” for our Chief Executive Officer and Chief Financial Officer and 2.0 times the “base amount” for our other Named Executive Officers. For purposes of the agreements, the term “base amount” has the meaning given to it under Code Section 280G. In general terms, an executive officer’s “base amount” is equal to the average of his or her taxable income from us over the five year period ending before the year in which the change in control occurs. Certain adjustments are made for Section 401(k) contributions and with respect to executive officers who have not been employed by us throughout the entire five year averaging period.

Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount. If the severance payment under a change in control agreement would be equal to or greater than 110% of the excess parachute payment threshold, we will make an additional payment to the executive to put him or her in the same position as if no portion of the change in control payment had been an excess parachute payment. If the severance payment under a change in control agreement would be more than 100% but less than 110% of the excess parachute payment threshold, the severance payment will be reduced to $1.00 less than the excess parachute threshold.

The following tables provide information regarding potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Hinton, our former Chief Operating Officer. The payments made to Mr. Hinton as a result of his resignation are discussed above. For purposes of the following tables, we have assumed that the change in control and/or termination occurred on December 31, 2006, and we have used the closing price of our stock on that date.

Potential Payments to Robert G. Jones Upon Termination of Employment

				Involuntary or
				Good Reason
		Involuntary		Termination		Termination		Termination
	Voluntary	Not for Cause	For Cause	Upon Change		on Account		on Account
Executive Benefits and	Termination	Termination	Termination	in Control		of Disability		of Death
Payments Upon Termination	($)	($)	($)	($)		($)		($)

Compensation:
Base Salary	0	1,200,036	0	0		0		0
Short-Term Incentive	0	900,027	0	0		0		0
Change in Control Severance			0	2,174,328
Long Term Incentive
Performance-Based Restricted Shares
2004-2006 (Performance Period)	0	0	0	496,650	(1)	0	(2)	496,650	(1)
2005-2007 (Performance Period)	0	0	0	473,000	(1)	473,000	(2)	473,000	(1)
2006-2008 (Performance Period)	0	0	0	351,912	(1)	351,912	(2)	351,912	(1)
Stock Options
Unvested & Accelerated	0	0		32,781		0		0
Service-Based Restricted Shares
Unvested Awards	0		0	175,956	(1)	175,956	(2)	175,956	(2)
Benefits and Perquisites:
Accrued Vacation Pay	46,155	46,155	46,155	46,155		46,155		46,155
280G Tax Gross Up	0	0	0	1,469,598		0		0
Total	46,155	2,146,218	46,155	5,220,380		1,047,023		1,543,673

(1)	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2)	If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that targeted performance was not achieved for the three-year performance period ending December 31, 2006, and that target performance will be achieved for the three-year performance periods ending in 2007 and 2008.

(3)	If Mr. Jones dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Potential Payments to Christopher A. Wolking Upon Termination of Employment

				Involuntary or
				Good Reason
		Involuntary		Termination		Termination		Termination
	Voluntary	Not for Cause	For Cause	Upon Change		on Account		on Account
Executive Benefits and	Termination	Termination	Termination	in Control		of Disability		of Death
Payments Upon Termination	($)	($)	($)	($)		($)		($)

Compensation:
Base Salary	0	244,486	0	0		0		0
Short-Term Incentive	0	110,019	0	0		0		0
Change in Control Severance			0	718,906
Long Term Incentive
Performance-Based Restricted Shares
2004-2006 (Performance Period)	0	0	0	39,732	(1)	0	(2)	39,732	(3)
2005-2007 (Performance Period)	0	0	0	141,900	(1)	141,900	(2)	141,900	(3)
2006-2008 (Performance Period)	0	0	0	119,196	(1)	119,196	(2)	119,196	(3)
Stock Options
Unvested & Accelerated	0	0	0	11,070		0		0
Service-Based Restricted Shares
Unvested Awards	0		0	58,652	(1)	58,652	(2)	58,652	(3)
Benefits and Perquisites:
Accrued Vacation Pay	18,807	18,807	18,807	18,807		18,807		18,807
280G Tax Gross Up	0	0	0	419,108		0		0
Total	18,807	373,312	18,807	1,527,371		338,555		378,287

(1)	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2)	If Mr. Wolking terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that targeted performance was not achieved for the three-year performance period ending December 31, 2006, and that target performance will be achieved for the three-year performance periods ending in 2007 and 2008.

(3)	If Mr. Wolking dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Potential Payments to Daryl D. Moore Upon Termination of Employment

				Involuntary or
				Good Reason
		Involuntary		Termination		Termination		Termination
	Voluntary	Not for Cause	For Cause	Upon Change		on Account		on Account
Executive Benefits and	Termination	Termination	Termination	in Control		of Disability		of Death
Payments Upon Termination	($)	($)	($)	($)		($)		($)

Compensation:
Base Salary	0	312,325	0	0		0		0
Short-Term Incentive	0	124,930	0	0		0		0
Change in Control Severance			0	733,978
Long Term Incentive
Performance-Based Restricted Shares
2004-2006 (Performance Period)	0	0	0	119,196	(1)	0	(2)	119,196	(3)
2005-2007 (Performance Period)	0	0	0	113,520	(1)	113,520	(2)	113,520	(3)
2006-2008 (Performance Period)	0	0	0	70,004	(1)	70,004	(2)	70,004	(3)
Stock Options
Unvested & Accelerated	0	0	0	6,499		0		0
Service-Based Restricted Shares
Unvested Awards	0		0	34,056	(1)	34,056	(2)	34,056	(3)
Benefits and Perquisites:
Accrued Vacation Pay	28,198	28,198	28,198	28,198		28,198		28,198
280G Tax Gross Up	0	0	0	0		0		0
Total	28,198	465,453	28,198	1,105,451		245,778		364,974

(1)	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2)	If Mr. Moore terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that targeted performance was not achieved for the three-year performance period ending December 31, 2006, and that target performance will be achieved for the three-year performance periods ending in 2007 and 2008.

(3)	If Mr. Moore dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Potential Payments to Annette Hudgions Upon Termination of Employment

				Involuntary or
				Good Reason
		Involuntary		Termination		Termination		Termination
	Voluntary	Not for Cause	For Cause	Upon Change		on Account		on Account
Executive Benefits and	Termination	Termination	Termination	in Control		of Disability		of Death
Payments Upon Termination	($)	($)	($)	($)		($)		($)

Compensation:
Base Salary	0	284,528	0	0		0		0
Short-Term Incentive	0	113,811	0	0		0		0
Change in Control Severance			0	504,944	(1)
Long Term Incentive
Performance-Based Restricted Shares
2004-2006 (Performance Period)	0	0	0	79,464	(2)	0	(3)	79,464	(4)
2005-2007 (Performance Period)	0	0	0	141,900	(2)	141,900	(3)	141,900	(4)
2006-2008 (Performance Period)	0	0	0	98,384	(2)	98,384	(3)	98,384	(4)
Stock Options
Unvested & Accelerated	0	0	0	9,142		0		0
Service-Based Restricted Shares
Unvested Awards	0		0	49,192	(2)	49,192	(3)	49,192	(4)
Benefits and Perquisites:
Accrued Vacation Pay	24,040	24,040	24,040	24,040		24,040		24,040
280G Tax Gross Up	0	0	0	0		0		0
Total	24,040	422,379	24,040	907,066		313,516		392,980

(1)	The severance benefit would be reduced from $558,691 to $504,944 in accordance with the change of control agreement to reduce the aggregate value of severance benefits to $1 less than the Code Section 280G limit on excess parachute payments, since the severance benefit is greater than 100% but less than 110% of the limitation.

(2)	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(3)	If Ms. Hudgions terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that targeted performance was not achieved for the three-year performance period ending December 31, 2006, and that target performance will be achieved for the three-year performance periods ending in 2007 and 2008.

(4)	) If Ms Hudgions dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Potential Payments to Barbara A. Murphy Upon Termination of Employment

				Involuntary or
				Good Reason
		Involuntary		Termination		Termination		Termination
	Voluntary	Not for Cause	For Cause	Upon Change		on Account		on Account
Executive Benefits and	Termination	Termination	Termination	in Control		of Disability		of Death
Payments Upon Termination	($)	($)	($)	($)		($)		($)

Compensation:
Base Salary	0	240,011	0	0		0		0
Short-Term Incentive	0	96,004	0	0		0		0
Change in Control Severance			0	480,022
Long Term Incentive
Performance-Based Restricted Shares
2004-2006 (Performance Period)	0	0	0	0		0		0
2005-2007 (Performance Period)	0	0	0	0		0		0
2006-2008 (Performance Period)	0	0	0	70,004	(1)	70,004	(2)	70,004	(3)
Stock Options
Unvested & Accelerated	0	0	0	6,499		0		0
Service-Based Restricted Shares
Unvested Awards	0		0	34,056	(1)	34,056	(2)	34,056	(3)
Benefits and Perquisites:
Accrued Vacation Pay	13,847	13,847	13,847	13,847		13,847		13,847
280G Tax Gross Up	0	0	0	0		0		0
Total	13,847	349,862	13,847	604,428		117,907		117,907

(1)	All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2)	If Ms. Murphy terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period.

(3)	If Ms. Murphy dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Director Compensation

The Corporate Governance and Nominating Committee annually reviews and recommends the compensation for our non-employee directors. No fees are paid to directors who are also employees. As a starting point for its recommendations, the Corporate Governance and Nominating Committee uses the peer group compensation data prepared by Mercer for the Compensation and Management Development Committee. It seeks to establish Board compensation that is near the median for the peer group.

For 2006, we paid all outside directors an annual retainer of $35,000 for serving as directors. Of this amount, we paid $20,000 in cash and $15,000 in the form of our stock. We paid this fee in two equal installments in May and November. We paid board committee members (other than Audit Committee members) $1,000 for each committee meeting attended, and we paid Audit Committee members $1,500 for each Audit Committee meeting attended. We pay meeting fees quarterly in the month following the end of the quarter, except fees for the last quarter of the year, which we pay in December.

For 2006, we paid the Non-Executive Chairman of the Board an additional retainer of $25,000, which he returned in January, 2007. We paid the Audit Committee Chairman an additional retainer of $7,500 and other committee chairmen an additional retainer of $2,500. We paid these additional retainers in May.

We maintain a nonqualified deferred compensation plan, known as the “Directors Deferred Compensation Plan,” for our non-employee directors. A director may defer 25%, 50%, 75%, or 100% of his cash compensation pursuant to the plan. We credit a director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation and Management Development Committee, or a combination of the two, as elected by the director. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the director until after termination of his or her service. In general, the director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside director compensation paid for 2006:

2006 Director Compensation

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or Paid		Stock Awards(1)	Compensation	Total
Name	in Cash ($)		($)	Earnings(2)	($)
(a)	(b)		(c)	(f)	(h)

Larry E. Dunigan, Chairman	87,000	(3)	14,986	0	101,986
Alan W. Braun	42,500		14,986	0	57,486
Joseph D. Barnette, Jr.	49,500		14,986	0	64,486
David E. Eckerle	52,000	(4)	14,986	1,106	68,092
Niel C. Ellerbrook	46,000	(5)	14,986	0	60,986
Andrew E. Goebel	70,500	(6)	14,986	0	85,486
Phelps L Lambert	63,500	(7)	14,986	0	78,486
Marjorie Z. Soyugenc	57,000	(8)	14,986	768	72,754
Kelly N. Stanley	57,000	(9)	14,986	0	71,986
Charles D. Storms	52,000		14,986	235	67,221

(1)	Stock awards reflect the closing price of a share of our stock on the payment date.

(2)	The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3)	Includes additional retainer for services as Board Chairman and Governance and Nominating Committee Chairman. In January 2007, Mr. Dunigan returned the $25,000 retainer fee he received for services as Board Chairman in 2006.

(4)	Includes additional retainer for services as Chairman of Risk and Credit Policy Committee.

(5)	Includes additional retainer for services as Chairman of Compensation and Management Development Committee.

(6)	Includes additional retainer for services as Chairman of Audit Committee.

(7)	Includes additional retainer for services as Chairman of Funds Management Committee.

(8)	Includes additional retainer for services as Chairwoman of Community and Social Responsibility Community.

(9)	Includes additional retainer and meeting fees for services as Chairman of Old National Trust Company Board and as Chairman of ONB Insurance Group Board.

Item 4: Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe Chizek and Company LLC, Indianapolis, Indiana, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2007. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe Chizek and Company LLC is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2007. A representative of Crowe Chizek and Company LLC will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

On November 7, 2005, the Audit Committee of the Board of the Company approved the dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, effective upon the completion of services related to the audit of the December 31, 2005 financial statements and the engagement of Crowe Chizek and Company LLC as independent registered public accounting firm for the fiscal year ending December 31, 2006.

Neither the audit report of PricewaterhouseCoopers LLP on the financial statements of the Company for the year ended December 31, 2005 nor the audit report of Crowe Chizek and Company LLC on the financial statements of the Company for the year ended December 31, 2006 contained an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle, except that the report of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company for the year ended December 31, 2005 contained an explanatory paragraph stating that the “2004 and 2003 consolidated financial statements have been restated.”

In connection with the audits of the Company’s financial statements as of December 31, 2006 and 2005 and for the years then ended and through the date of this filing, there were no disagreements between the Company and Crowe Chizek and Company LLC or PricewaterhouseCoopers LLP (collectively, the “Principal Accountants”) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Principal Accountants would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years.

Based upon their evaluation, management of the Company concluded that as of the end date for each of the fiscal years ended 2004, 2003, 2002, a material weakness in the Company’s internal control over financial reporting relating to the accounting for certain derivative transactions existed. PricewaterhouseCoopers LLP also advised the Company of the material weakness in the Company’s internal control over financial reporting relating to the accounting for certain derivative transactions.

During the Company’s last two fiscal years ended December 31, 2006 and 2005 and through the date of this filing, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except that PricewaterhouseCoopers LLP advised the Company of the material weakness described above and discussed the matter with the Audit Committee of the Board. The Company has authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the reportable event described above.

Independent Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe Chizek and Company LLC in connection with the consolidated financial statements and reports for fiscal year 2006 and for other services rendered during fiscal year 2006 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The table also shows the fees paid to PricewaterhouseCoopers LLP in connection with fiscal year 2005. The aggregate fees included in Audit are fees billed for the fiscal years for the audit of the registrant’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed or expected to be billed for services rendered during the fiscal years.

	Fiscal 2006	Fiscal 2005

Audit Fees	$705,000	$1,210,500	(1)
Audit Related Fees	6,650	0
Tax Fees	0	0
All Other Fees	0	11,268

Total	$711,650	$1,221,768

(1)	Includes $85,000 paid to PricewaterhouseCoopers LLP related to restatement of previously filed 2005 Form 10-Qs and restatements of prior years’ results in the 2005 Form 10-K.

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services included consultations concerning financial accounting and reporting standards in 2006.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:

Consists of fees for all other services provided other than those reported above. These services include benchmarking surveys and specialized consulting in 2005.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

All of the fees and services described above under “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-

related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter, which was updated early in 2006, which meets the requirements of the SEC and the NYSE.

Independence of Audit Committee Members

The Audit Committee is comprised of five members of the Board of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Risk and Credit Policy Committee, the Audit Committee has responsibility for the general oversight of the Company’s compliance with banking laws and regulations.

2006 Work of the Audit Committee

In November of 2005, the Audit Committee engaged Crowe Chizek and Company LLC, an Indiana-based accounting firm, as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2006. The selection of Crowe Chizek and Company LLC was ratified by the shareholders of the Company at the 2006 Annual Meeting.

In fulfilling its oversight responsibilities in 2006, the Audit Committee continued to be actively involved in working with the Chief Credit Officer and the Chief Financial Officer of the Company in ensuring that the Company has established appropriate levels of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, the areas of financial derivatives, impairment and income taxes.

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The committee is of the opinion that a separate new department created within the Company’s accounting function to monitor and assess the effectiveness of the Company’s internal controls over financial reporting has achieved the objective of reducing the risk of material errors or misrepresentations in financial reports.

The Audit Committee, in its designated role as the committee assigned the responsibility for general oversight of the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Risk and Credit Policy Committee, which has primary oversight of the credit administration and compliance activities of the Company.

Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006, and the footnotes thereto, with management and the independent accountants, Crowe Chizek and Company LLC. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examination and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to Statement on Auditing Standards No. 61, as amended.

The Audit Committee discussed with Crowe Chizek and Company LLC their independence from management and the Company, and received the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1. The Audit Committee also administered the Company’s policy regarding engagement of independent accountants to provide non-audit services. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the accountants’ written disclosures required by the Independence Standards Board.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel is an “Audit Committee Financial Expert” as defined by the SEC. Mr. Goebel is independent as that term is defined in the NYSE listing standards.

Appointment of Crowe Chizek and Company LLC

The Audit Committee has appointed Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2007.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2007 the Audit Committee reviewed the Charter and determined that no modifications were advisable at that time. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Submitted by,

Members of the Audit Committee

Andrew E. Goebel, Chairman
Larry E. Dunigan
Phelps L. Lambert
Marjorie Z. Soyugenc
Charles D. Storms

Transactions with Management and Others

The executive officers and directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and directors of the Company are at present, as in the past, officers, directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its directors, members or employees,

•	any firm of which one or more of its directors are members or employees or in which they are interested, or

•	any corporation or association of which one or more of its directors are stockholders, members, directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the directors present at the meeting at which the contract or transaction is considered. In the case where a director has an interest in the transaction or contract, the director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company paid $497,466.93 to Industrial Contractors, Inc. for communications cabling and miscellaneous construction and mechanical services and $220,855.68 to Professional Consultants, Inc. for architectural and design work at the Company’s headquarters building in Evansville and at other Old National Bank financial centers. Alan W. Braun is Chairman, President and CEO of Industrial Contractors, Inc. and Executive Vice President of Professional Consultants, Inc. Mr. Braun is currently a Director of the Company.

Shareholder Proposals and Director Nominations
for the 2008 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the SEC to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than November 22, 2007, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2008 Annual Meeting of Shareholders is not received by the Company on or before February 5, 2008, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures contained on page 6.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s Annual Report to shareholders a copy of the Company’s Annual Report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2006. Address all requests to:

Joan Kissel, Vice President & Controller
Old National Bancorp
P. O. Box 718
Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company common stock shares to file with the SEC reports showing ownership of and changes of ownership in the Company’s common shares and other equity securities. On the basis of reports and representations submitted by the Company’s directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2006 were timely made except for one late report on Form 3 and five late reports on Form 4 reporting eight transactions for Candice J. Rickard, Chief Risk Officer of the Company.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2007 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix A

Director Independence Standards

The Board will have a majority of Directors who meet the criteria for independence required by Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual. No Director shall qualify as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is a relationship that the Board determines, after a consideration of all relevant facts and circumstances, compromises the Director’s independence from management. The Board will consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation., The Board acknowledges that it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship with the Company. Therefore, determining independence must be accomplished on a case-by-case basis through an in-depth analysis of each Director, the members of his or her immediate family and all of his or her relevant affiliations with the Company, subject to the requirements of applicable laws and regulations and the listing standards of the NYSE set forth below.

In accordance with Section 303A.02 of the NYSE Listed Company Manual, a Director will automatically be deemed not to be “independent” if the Director meets any of the following:

a.	is currently, or has been within the last three (3) years, an employee of the Company or any of its affiliates, or has an immediate family member who has been, within the last three (3) years, an executive officer of the Company.

b.	does receive, or has an immediate family member who receives, or has received during any twelve-month period within the past three (3) years, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	is or has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, within the last three (3) years, any (present or former) auditor of the Company.

d.	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three (3) fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

e.	is employed, or has an immediate family member who is employed, within the last three (3) years, as an executive offer of another company where any of the Company’s present executives serve on such other company’s compensation committee.

A-1

For purposes of the foregoing, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law and anyone (other than domestic employees) sharing such person’s home.

Additionally, a Director of the Company will not fail to be deemed “independent ” for purposes of the NYSE Listed Company Manual solely as a result of lending relationships (such as depository, transfer, register, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Company and is subsidiaries, on the one hand, and a company with which the Director is affiliated by reason of being a Director, officer or a significant shareholder thereof, on the other, provided that the relationship complies with paragraph (d) above and:

a.	such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

b.	with respect to extensions of credit by the Company or its subsidiaries:

i.	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

ii.	no event of default has occurred under the loan.

A-2

OLD NATIONAL BANCORP
One Main Street
Evansville, Indiana 47708

INTERNET VOTING INSTRUCTIONS
You can vote by Internet 24 hours a day, 7 days a week.
To vote online, have the voting form in hand, go to www.oldnational.com and follow the simple online instructions.
Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on May 16, 2007.
VOTE BY MAIL
On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.
SIGN AND DATE THIS CARD.
â DETACH PROXY CARD HERE â

4)	Ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5)	The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the May 17, 2007 Annual Meeting and any adjournments or postponements thereof.
This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned
SHAREHOLDER(S). If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1-4.
ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s)	Date

Signature(s)	Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET
PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.
It will expedite your admittance when presented upon your arrival.
OLD NATIONAL BANCORP
2007 Annual Meeting of Shareholders
Thursday, May 17, 2007, at 9:00 a.m. Central Daylight Time
Shanklin Theatre on the University of Evansville Campus
RETAIN ADMISSION TICKET.
â DETACH AND RETURN R.S.V.P. CARD HERE. â

PLEASE RESPOND BY MAY 7, 2007

Kindly print your name(s)

# of people attending meeting only.

# of people attending meeting and continental breakfast.

Please return R.S.V.P. card with your Proxy in the enclosed envelope.
â DETACH PROXY CARD HERE â

OLD NATIONAL BANCORP
PROXY
This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 17, 2007, and any adjournments or postponements thereof.
The undersigned hereby appoints Stephan E. Weitzel, Peter B. Mogavero, and Jeffrey L. Knight, and each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on March 8, 2007, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 17, 2007, and all adjournments or postponements thereof, on the following matters.
1)	The election of two Directors to Class II of the Company’s Board of Directors, each to serve a term of three years. (Mark only one box below.)

01 — Niel C. Ellerbrook	02 — Kelly N. Stanley

☐ FOR ALL NOMINEES LISTED HEREIN (except as indicated below)	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided. _____
2)	Approval of the amendments to Section 1 of Article VII of the Company’s Amended and Restated Articles of Incorporation to declassify the Board of Directors and to provide for the annual election of directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3)	Approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to delete Article IV in its entirety and to renumber the Articles which follow Article IV.

FOR ☐	AGAINST ☐	ABSTAIN ☐